EXHIBIT 3.1
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CALIFORNIA RESOURCES CORPORATION
California Resources Corporation (the “Corporation”), a corporation organized and existing under of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.At a meeting of the Board of Directors (the “Board”) of the Corporation, resolutions were duly adopted setting forth proposed amendments (the “Amendments”) of the Amended and Restated Certificate of Incorporation of the Corporation, declaring the Amendments to be advisable and submitting the Amendments at a meeting of the stockholders of the Corporation for consideration thereof.
2.Pursuant to resolutions of the Board, an annual meeting of stockholders of the Corporation was duly called and held on May 4, 2022, upon notice in accordance with Section 222 of the DGCL and at which meeting the necessary number of shares as required by statute and the Amended and Restated Certificate of Incorporation of the Corporation were voted in favor of approval of the Amendments.
3.Section 3 of Article Fifth of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in full as follows:
3.    Removal of Directors. Any director may be removed at any time, with or without cause, upon the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the Bylaws.
4.Article Tenth of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in full as follows:
TENTH: Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws (and in addition to any other vote that may be required by law, this Amended and Restated Certificate of Incorporation or the Bylaws), the approval by a majority of the directors then in office and the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, in addition to any vote of holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, shall be required to amend, alter, restate or repeal any provision of this Amended and Restated Certificate of Incorporation.
5.The Amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.
(Signature Page Follows)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by an authorized officer of the Corporation this 5th day of May, 2022.

California Resources Corporation

By:     /s/ Michael L. Preston
Name:    Michael L. Preston
Title:    Executive Vice President, Chief Administrative Officer and General Counsel

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